Exhibit 99.1
Delek Logistics Reports Record Fourth Quarter 2025 Results

•Delek Logistics reported Net income of $47.3 million or $0.88 per unit
•Delivered record financial performance, Adjusted EBITDA of $142.3 million for the fourth quarter and $535.6 million for the year
•Progressed comprehensive acid gas injection (AGI) & sour gas treating solution at the Libby Gas Complex
•Initiated 2026 EBITDA Guidance of $520 - 560 million
•2026 guidance reflects Increased economic separation from DK, as third-party EBITDA contribution to exceed 80%
•Continued our consistent distribution growth with our 52nd consecutive quarterly increase to $1.125/unit

BRENTWOOD, Tenn., February 27, 2026 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the fourth quarter 2025.
“Delek Logistics delivered another record year, driven by strong execution across our crude, gas, and water businesses and the continued dedication of our team,” said Avigal Soreq, President of Delek Logistics’ general partner. “2025 was a pivotal year for Delek Logistics, highlighted by the successful startup of the Libby 2 gas plant, acquisition of Gravity Water Midstream and the execution of strategic intercompany agreements, a combination of which has largely completed DKL's economic separation from its sponsor. We also made meaningful progress advancing sour gas gathering and acid gas injection capabilities, while achieving record crude gathering volumes in our Delaware Basin operations.”
“Based on this strong momentum, we are providing 2026 EBITDA guidance of $520 to $560 million, which includes ~$10 million in negative impact from Winter Storm Fern in the first quarter. In addition, we are proud to have delivered our 52nd consecutive quarterly distribution, marking 13 consecutive years of distribution growth,” Soreq continued. “Looking ahead to 2026, we are increasingly optimistic about the opportunities in front of us, driven by the continued advancement of our integrated acid gas injection and sour gas treating solution at the Libby Complex. This industry leading sour gas solution will set DKL for multi year growth in the Delaware Basin and allow it to further expand its "Full-Suite" strategy. We remain committed to strengthening and growing Delek Logistics through a prudent management of liquidity and leverage, and a continued focus on long-term value creation for our unitholders," Mr. Soreq continued.
Delek Logistics reported fourth quarter 2025 net income of $47.3 million or $0.88 per diluted common limited partner unit. This compares to net income of $35.3 million, or $0.68 per diluted common limited partner unit, in the fourth quarter 2024. Net cash provided by operating activities was $43.2 million in the fourth quarter 2025 compared to $49.9 million in the fourth quarter 2024. Distributable cash flow, as adjusted was $73.3 million in the fourth quarter 2025, compared to $69.5 million in the fourth quarter 2024.
For the fourth quarter 2025, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $98.2 million compared to $80.9 million in the fourth quarter 2024. The fourth quarter 2025 EBITDA included $0.3 million of transaction costs, $(0.3) million of DPG inventory and $44.1 million of sales-type lease accounting impacts. For the fourth quarter 2025, Adjusted EBITDA was $142.3 million compared to $114.3 million in the fourth quarter 2024.
Distribution and Liquidity
On January 26, 2026, Delek Logistics declared a quarterly cash distribution of $1.125 per common limited partner unit for the fourth quarter 2025. This distribution was paid on February 12, 2026 to unitholders of record on February 5, 2026. This represents a 0.4% increase from the third quarter 2025 distribution of $1.120 per common limited partner unit, and a 1.8% increase over Delek Logistics’ fourth quarter 2024 distribution of $1.105 per common limited partner unit.
As of December 31, 2025, Delek Logistics had total debt of approximately $2.3 billion and cash of $10.9 million and a leverage ratio of approximately 4.07x(1). Additional borrowing capacity under the $1.2 billion third party revolving credit facility was $0.9 billion.
Consolidated Operating Results
Adjusted EBITDA in the fourth quarter 2025 was $142.3 million compared to $114.3 million in the fourth quarter 2024. The $28.0 million increase in Adjusted EBITDA reflects the results of H2O Midstream and Gravity operations, as well as impacts from the W2W dropdown, and an increase in wholesale margins.
Gathering and Processing Segment
Adjusted EBITDA in the fourth quarter 2025 was $70.9 million compared with $66.0 million in the fourth quarter 2024. The increase was primarily due to incremental EBITDA from the Gravity and H2O Midstream acquisitions.

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Wholesale Marketing and Terminalling Segment
Adjusted EBITDA in the fourth quarter 2025 was $20.9 million, compared with fourth quarter 2024 Adjusted EBITDA of $21.2 million. The decrease was primarily due to assignment of the Big Spring refinery marketing agreement to Delek Holdings, which was partially offset by an increase in wholesale margins.
Storage and Transportation Segment
Adjusted EBITDA in the fourth quarter 2025 was $34.7 million, compared with $17.8 million in the fourth quarter 2024.The increase was primarily due to increased interest income from sales-type leases.
Investments in Pipeline Joint Ventures Segment
During the fourth quarter 2025, income from equity method investments was $19.2 million compared to $11.3 million in the fourth quarter 2024. The increase was primarily due to the impacts of the W2W dropdown, partially offset by a decrease in income from our investments in our other joint ventures.
Corporate
Adjusted EBITDA in the fourth quarter 2025 was a loss of $10.0 million compared to a loss of $9.0 million in the fourth quarter 2024.
Fourth Quarter 2025 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its fourth quarter 2025 results on Friday, November 7, 2025 at 11:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
About Delek Logistics Partners, LP
Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline and other transportation services primarily for crude oil and natural gas customers, storage, wholesale marketing and terminalling services primarily for intermediate and refined product customers, and water disposal and recycling services. Delek US Holdings, Inc. ("Delek US") owns the general partner interest as well as a majority limited partner interest in Delek Logistics, and is also a significant customer.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense. Forward-looking statements include, but are not limited to, anticipated performance and financial position; statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory; projected benefits of the Delaware Gathering, Permian Gathering, H2O Midstream and Gravity Water Midstream acquisitions; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth.
Investors are cautioned that the following important factors, including among others, may affect these forward-looking statements: the fact that a significant portion of Delek Logistics' revenue is derived from Delek US, thereby subjecting us to Delek US' business risks; political or regulatory developments, including tariffs, taxes and changes in governmental policies relating to crude oil, natural gas, refined products or renewables; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; Delek Logistics' ability to realize cost reductions; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; risks and uncertainties with respect to the possible benefits of the Delaware Gathering, Permian Gathering, H2O Midstream and Gravity transactions, as well as from integration post-closing; risks related to exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; uncertainties regarding actions by OPEC and non-OPEC oil producing countries impacting crude oil production and pricing; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; projected capital expenditures; scheduled turnaround activity; the results of our investments in joint ventures; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission.
Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.
Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation.

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DPG Drop
On May 1, 2025, Delek Holdings transferred the Delek Permian Gathering purchasing and blending business to Delek Logistics (the "DPG Dropdown”). In connection with the DPG Dropdown, Delek Logistics assumed all of Delek Holdings’ rights and obligations to purchase crude oil under certain contracts associated with Delek Logistics' existing Midland Gathering System. In addition, line fill inventory amounting to $6.9 million was transferred to Delek Logistics. Total consideration included the cancellation of $58.8 million in existing receivables owed to Delek Logistics by Delek Holdings.
Sales-Type Leases
During the third quarter of 2024, Delek Logistics and Delek US renewed and amended certain commercial agreements. These amendments required the embedded leases within these agreements to be reassessed under Accounting Standards Codification 842, Leases. As a result of these amendments, certain of these agreements met the criteria to be accounted for as sales-type leases. Therefore, portions of our payments received for minimum volume commitments under agreements subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. Prior to the amendments, these agreements were accounted for as operating leases and these minimum volume commitments were recorded as revenues.
Non-GAAP Disclosures
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our financial information presented in accordance with United States ("U.S.") Generally Accepted Accounting Principles ("GAAP"). These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before interest, income taxes, depreciation and amortization, including amortization of customer contract intangible assets, which is included as a component of net revenues, and proportional interest, taxes, depreciation and amortization of equity method investments.
•Adjusted EBITDA - EBITDA adjusted for (i) significant, infrequently occurring transaction costs and (ii) throughput and storage fees associated with the lease component of commercial agreements subject to sales-type lease accounting.
•Distributable cash flow - calculated as net cash flow from operating activities adjusted for changes in assets and liabilities, maintenance capital expenditures net of reimbursements, sales-type lease receipts, net of income recognized and other adjustments not expected to settle in cash.
•Distributable cash flow, as adjusted - calculated as distributable cash flow adjusted to exclude significant, infrequently occurring transaction costs.
Our EBITDA, Adjusted EBITDA, distributable cash flow and distributable cash flow, as adjusted, measures are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA and Adjusted EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders on a current and on-going basis;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of these non-GAAP measures provide information useful to investors in assessing our financial condition and results of operations and assists in evaluating our ongoing operating performance and liquidity for current and comparative periods. Non-GAAP measures should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, net cash provided by operating activities and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA, Adjusted EBITDA, distributable cash flow and distributable cash flow, as adjusted may be defined differently by other partnerships in our industry, our definitions may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures. However, due to the inherent difficulty and impracticability of estimating certain amounts required by U.S. GAAP with a reasonable degree of certainty at this time without unreasonable effort and imprecision, we have not provided a reconciliation of forward-looking Adjusted EBITDA guidance.

______________________________________
(1) Leverage ratio as of December 31, 2025 includes adjustments relating to timing of debt settlements with our sponsor and our updated definition of EBITDA to include proportional EBITDA of our equity method investments.

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Delek Logistics Partners, LP
Consolidated Balance Sheets (Unaudited)
(In thousands, except unit data)
	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$10,892	$5,384
Accounts receivable	114,544	54,725
Accounts receivable from related parties	216,641	33,313
Lease receivable - affiliate	36,362	22,783
Inventory	17,913	5,427
Other current assets	4,416	24,260
Total current assets	400,768	145,892
Property, plant and equipment:
Property, plant and equipment	1,827,530	1,375,391
Less: accumulated depreciation	(403,523)	(311,070)
Property, plant and equipment, net	1,424,007	1,064,321
Equity method investments	340,070	317,152
Customer relationship intangibles, net	233,022	186,911
Other intangibles, net	137,439	94,547
Goodwill	12,203	12,203
Operating lease right-of-use assets	11,683	16,654
Finance lease right-of-use assets	27,802	883
Net lease investment - affiliate	185,656	193,126
Other non-current assets	6,618	9,870
Total assets	$2,779,268	$2,041,559

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$292,908	$41,380
Interest payable	30,557	30,665
Excise and other taxes payable	16,569	6,764
Current portion of operating lease liabilities	3,027	5,117
Current portion of finance lease liabilities	8,310	223
Accrued expenses and other current liabilities	5,122	4,629
Total current liabilities	356,493	88,778
Non-current liabilities:
Long-term debt, net of current portion	2,344,420	1,875,397
Operating lease liabilities, net of current portion	3,551	6,004
Finance lease liabilities, net of current portion	20,289	613
Asset retirement obligations	24,278	15,639
Other non-current liabilities	24,123	19,600
Total non-current liabilities	2,416,661	1,917,253
Total liabilities	2,773,154	2,006,031
Equity:
Common unitholders - public; 19,643,923 units issued and outstanding at December 31, 2025 (17,374,618 at December 31, 2024)	510,376	440,957
Common unitholders - Delek Holdings; 33,868,203 units issued and outstanding at December 31, 2025 (34,111,278 at December 31, 2024)	(504,262)	(405,429)
Total equity	6,114	35,528
Total liabilities and equity	$2,779,268	$2,041,559

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Delek Logistics Partners, LP
Consolidated Statement of Income and Comprehensive Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net revenues:
Affiliate	$128,051	$106,430	$499,471	$517,782
Third party	127,715	103,433	513,852	422,854
Net revenues	255,766	209,863	1,013,323	940,636
Cost of sales:
Cost of materials and other - affiliate	82,374	69,359	342,237	349,321
Cost of materials and other - third party	48,788	35,114	167,062	134,414
Operating expenses (excluding depreciation and amortization presented below)	45,125	33,125	166,752	122,020
Depreciation and amortization	35,597	23,253	122,102	91,135
Total cost of sales	211,884	160,851	798,153	696,890
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	340	145	1,625	714
General and administrative expenses	6,311	9,320	28,639	35,944
Depreciation and amortization	391	1,216	3,498	5,240
Other operating expense (income), net	399	316	(436)	(978)
Total operating costs and expenses	219,325	171,848	831,479	737,810
Operating income	36,441	38,015	181,844	202,826
Interest income	(39,716)	(24,294)	(112,517)	(47,792)
Interest expense	48,493	38,413	179,296	150,960
Income from equity method investments	(19,229)	(11,327)	(61,793)	(43,301)
Other income, net	(86)	(28)	(60)	(205)
Total non-operating expenses, net	(10,538)	2,764	4,926	59,662
Income before income taxes	46,979	35,251	176,918	143,164
Income tax (benefit) expense	(313)	(54)	458	479
Net income	47,292	35,305	176,460	142,685
Comprehensive income	47,292	35,305	$176,460	$142,685
Less: Preferred unitholder's interest in net income	—	768	—	768
Net income attributable to limited partners	$47,292	$34,537	$176,460	$141,917
Net income per unit:
Basic	$0.88	$0.68	$3.30	$2.99
Diluted	$0.88	$0.68	$3.30	$2.99
Weighted average common units outstanding:
Basic	53,487,965	51,038,367	53,501,020	47,452,138
Diluted	53,550,872	51,068,930	53,552,206	47,479,248

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (In thousands)	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2025	2024	2025	2024
Cash flows from operating activities
Net cash provided by operating activities	$43,205	$49,898	$237,115	$206,339
Cash flows from investing activities
Net cash used in investing activities	(32,539)	(70,051)	(444,200)	(384,579)
Cash flows from financing activities
Net cash (used in) provided by financing activities	(6,686)	18,220	212,593	179,869
Net increase (decrease) in cash and cash equivalents	3,980	(1,933)	5,508	1,629
Cash and cash equivalents at the beginning of the period	6,912	7,317	5,384	3,755
Cash and cash equivalents at the end of the period	$10,892	$5,384	$10,892	$5,384

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited)
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Reconciliation of Net Income to EBITDA:
Net income	$47,292	$35,305	$176,460	$142,685
Add:
Income tax (benefit) expense	(313)	(54)	458	479
Depreciation and amortization	35,988	24,469	125,600	96,375
Amortization of marketing contract intangible	—	—	—	4,206
Proportional interest, taxes, depreciation and amortization from equity-method investments	6,474	7,045	26,357	15,797
Interest expense, net	8,777	14,119	66,779	103,168
EBITDA	98,218	80,884	395,654	362,710
Asset Impairment	—	—	2,802	—
Throughput and storage fees for sales-type leases	44,059	30,663	129,706	59,635
DPG Inventory Impact	(339)	—	661	—
Transaction costs	336	2,740	6,744	11,416
Adjusted EBITDA	$142,274	$114,287	$535,567	$433,761

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$43,205	$49,898	$237,115	$206,339
Changes in assets and liabilities	26,688	17,601	41,729	48,769
Non-cash lease expense	(1,200)	(2,423)	(6,245)	(8,112)
Net distributions from equity method investments in investing activities	1,391	900	13,559	4,277
Regulatory and sustaining capital expenditures not distributable	(4,965)	(4,976)	(15,808)	(12,658)
Reimbursement from Delek Holdings for capital expenditures	20	53	48	335
Sales-type lease receipts, net of income recognized	8,752	6,369	17,189	11,843
Accretion	(833)	(356)	(2,617)	(920)
Deferred income taxes	191	(28)	(255)	(479)
Gain on disposal of assets	(259)	(317)	3,602	6,410
Distributable Cash Flow	72,990	66,721	288,317	255,804
Transaction costs	336	2,740	6,744	11,416
Distributable Cash Flow, as adjusted (1)	$73,326	$69,461	$295,061	$267,220

(1) Distributable cash flow adjusted to exclude transaction costs primarily associated with the H2O Midstream Acquisition and Gravity Acquisition.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation (Unaudited)
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Distributions to partners of Delek Logistics, LP	$60,201	$59,302	$239,031	$217,699

Distributable cash flow	$72,990	$66,721	$288,317	$255,804
Distributable cash flow coverage ratio (1)	1.21x	1.13x	1.21x	1.18x
Distributable cash flow, as adjusted	73,326	69,461	295,061	267,220
Distributable cash flow coverage ratio, as adjusted (2)	1.22x	1.17x	1.23x	1.23x

(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.
(2) Distributable cash flow coverage ratio, as adjusted is calculated by dividing distributable cash flow, as adjusted for transaction costs by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (Unaudited)
(In thousands)

	Three Months Ended December 31, 2025
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$41,500	$63,116	$23,435	$—	$—	$128,051
Third party	88,018	38,464	1,233	—	—	127,715
Total revenue	$129,518	$101,580	$24,668	$—	$—	$255,766

Adjusted EBITDA	$70,888	$20,923	$34,716	$25,704	$(9,956)	$142,275
Asset Impairment	—	—	—	—	—	—
Transaction costs	—	—	—	—	336	336
DPG Inventory Impact	(339)	—	—	—	—	(339)
Throughput and storage fees for sales-type leases	13,137	4,368	26,554	—	—	44,059
Segment EBITDA	$58,090	$16,555	$8,162	$25,704	$(10,292)	$98,219
Depreciation and amortization	$32,842	$750	$1,640	$—	$756	35,988
Proportional interest, taxes, depreciation and amortization from equity-method investments	$—	$—	$—	$6,475	$—	6,475
Interest income	$(10,468)	$(3,914)	$(25,334)	$—	$—	(39,716)
Interest expense	$—	$—	$—	$—	$48,493	48,493
Income tax benefit						(313)
Net income						$47,292

	Three Months Ended December 31, 2024
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures		Corporate and Other	Consolidated
Net revenues:
Affiliate	$36,771	$46,040	$23,619	$—		$—	$106,430
Third party	57,895	43,674	1,864	—		—	103,433
Total revenue	$94,666	$89,714	$25,483	$—		$—	$209,863

Adjusted EBITDA	$65,960	$21,161	$17,798	$18,372		$(9,004)	$114,287
Transaction costs	—	—	—	—		2,740	2,740
Throughput and storage fees not included in revenue	13,629	5,156	11,878	—		—	30,663
Segment EBITDA	$52,331	$16,005	$5,920	$18,372	$—	$(11,744)	$80,884
Depreciation and amortization	$23,504	$(887)	$1,094	$—		$758	24,469
Proportional interest, taxes, depreciation and amortization from equity-method investments	$—	$—	$—	$7,045		$—	7,045
Amortization of marketing contract intangible	$—	$—	$—	$—		$—	—
Interest income	(11,779)	(4,839)	(7,676)	—		—	(24,294)
Interest expense	$—	$—	$—	$—		$38,413	38,413
Income tax expense							(54)
Net income							$35,305

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	Year Ended December 31, 2025
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$170,330	$237,007	$92,134	$—	$—	$499,471
Third party	327,767	180,628	5,457	—	—	513,852
Total revenue	$498,097	$417,635	$97,591	$—	$—	$1,013,323

Adjusted EBITDA	$312,734	$83,354	$85,395	$88,150	$(34,066)	$535,567
	—	2,802	—	—	—	2,802
Transaction costs	—	—	—	—	6,744	6,744
DPG Inventory Impact	661	—	—	—	—	661
Throughput and storage fees for sales-type leases	52,546	17,618	59,542	—	—	129,706
Segment EBITDA	$259,527	$62,934	$25,853	$88,150	$(40,810)	$395,654
Depreciation and amortization	113,451	3,465	5,633	—	3,051	125,600
Proportional interest, taxes, depreciation and amortization from equity-method investments	—	—	—	26,357	—	26,357
Interest income	(43,764)	(16,154)	(52,599)	—	—	(112,517)
Interest expense	—	—	—	—	179,296	179,296
Income tax expense						458
Net income						$176,460

	Year Ended December 31, 2024
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$180,763	$221,503	$115,516	$—	$—	$517,782
Third party	183,956	230,019	8,879	—	—	422,854
Total revenue	$364,719	$451,522	$124,395	$—	$—	$940,636

Adjusted EBITDA	$233,423	$101,335	$72,081	$59,098	$(32,176)	$433,761
Transaction costs	—	—	—	—	11,416	11,416
Throughput and storage fees not included in revenue	26,273	9,606	23,756	—	—	59,635
Segment EBITDA	$207,150	$91,729	$48,325	$59,098	$(43,592)	$362,710
Depreciation and amortization	80,144	5,256	7,609	—	3,366	96,375
Proportional interest, taxes, depreciation and amortization from equity-method investments	—	—	—	15,797	—	15,797
Amortization of marketing contract intangible	—	4,206	—	—	—	4,206
Interest income	(23,338)	(8,546)	(15,908)	—	—	(47,792)
Interest expense	—	—	—	—	150,960	150,960
Income tax expense						479
Net income						$142,685

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
Gathering and Processing	2025 (1)	2024	2025 (1)	2024
Regulatory capital spending	$321	$—	$596	$—
Sustaining capital spending	2,952	307	8,249	1,599
Growth capital spending	24,662	44,460	235,909	127,328
Segment capital spending	27,935	44,767	244,754	128,927
Wholesale Marketing and Terminalling
Regulatory capital spending	329	385	474	791
Sustaining capital spending	291	1,119	874	1,936
Growth capital spending	—	—	—	—
Segment capital spending	620	1,504	1,348	2,727
Storage and Transportation
Regulatory capital spending	370	467	1,657	1,155
Sustaining capital spending	603	2,698	2,858	7,177
Growth capital spending	1,520	—	1,520	—
Segment capital spending	2,493	3,165	6,035	8,332
Consolidated
Regulatory capital spending	1,020	852	2,727	1,946
Sustaining capital spending	3,846	4,124	11,981	10,712
Growth capital spending	26,182	44,460	237,429	127,328
Total capital spending	$31,048	$49,436	$252,137	$139,986
(1) Amounts exclude capitalized interest and internal labor costs of $2.6 million for the three months ended December 31, 2025 and $22.2 million for the year ended December 31, 2025.

Delek Logistics Partners, LP
Segment Operating Data (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Gathering and Processing Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	59,551	64,920	66,125	69,903
Refined products pipelines to Enterprise Systems	49,198	57,513	54,616	59,136
El Dorado Gathering System	8,483	13,883	9,454	11,568
East Texas Crude Logistics System	33,771	35,046	31,296	34,711
Midland Gathering System	237,681	200,705	219,782	217,847
Plains Connection System	206,493	360,725	182,523	333,405
Delaware Gathering Assets:
Natural Gas Gathering and Processing (Mcfd(1))	64,940	71,078	62,111	74,831
Crude Oil Gathering (average bpd)	140,790	123,346	138,575	123,978
Water Disposal and Recycling (average bpd)	98,040	144,414	107,415	128,539
Midland Water Gathering System:
Water Disposal and Recycling (average bpd) (2)	613,869	274,361	587,419	280,955
Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (3)	69,369	63,022	68,052	67,682
Big Spring marketing throughputs (average bpd) (4)	—	—	—	44,999
West Texas marketing throughputs (average bpd)	10,753	7,472	8,737	5,828
West Texas gross margin per barrel	$3.48	$4.35	$3.42	$3.18
Terminalling throughputs (average bpd) (5)	147,041	151,309	145,237	154,217
(1) Mcfd - average thousand cubic feet per day.
(2) Consists of volumes of H2O Midstream and Gravity. 2024 H2O Midstream volumes are from September 11, 2024 through December 31, 2024. Gravity volumes are from January 2, 2025, to December 31, 2025.
(3) Excludes jet fuel and petroleum coke.
(4) Marketing agreement terminated on August 5, 2024 upon assignment to Delek Holdings.
(5) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas terminals, our El Dorado and North Little Rock, Arkansas terminals and our Memphis and Nashville, Tennessee terminals.

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Investor Relations and Media/Public Affairs Contact:
investor.relations@delekus.com
Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (https://www.deleklogistics.com/investor-relations), news webpage (https://www.deleklogistics.com/news-releases) and its X account (@DelekLogistics).

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